EXHIBIT 10.1

AMERICAN ITALIAN PASTA COMPANY, INC.
AMENDED AND RESTATED SEVERANCE PLAN
FOR SENIOR VICE PRESIDENTS AND ABOVE
Effective October 30, 2009

I.	TERMINATION OTHER THAN IN THE CONTEXT OF A CHANGE IN CONTROL

Except as provided in Section II, below, if the employment of a Senior Vice President or above (“Executive”) is terminated by American Italian Pasta Company, Inc., its subsidiaries, affiliates, successors or assigns (“the Company”) other than for Cause, or if the Executive terminates employment for Good Reason, and in either case, if the Executive executes, within 30 days following the termination (or, in the case of a termination for Good Reason, within 30 days after expiration of the Company’s right to cure by reversing the act that resulted in Good Reason, as described in the definition of “Good Reason” in Section III below), a Separation Agreement in the form required by the Company (which shall be in a form substantially identical to that attached hereto as Appendix A) that includes, among other things, a full and general release of claims in favor of the Company, a confidentiality agreement, a non-solicitation and non-competition agreement, a non-disparagement agreement and a cooperation agreement (the “Separation Agreement”), then the Executive will receive the following:

1.
Severance Pay.  A continuation of his or her base salary at the rate in effect on the date of termination (“Base Salary”), paid in equal bi-weekly installments, for the number of weeks applicable to him or her as set forth in Exhibit A, except that any amount not paid by the Short-Term Deferral Deadline shall be paid on or before the Short-Term Deferral Deadline.  The applicable number of weeks under Exhibit A is the “Severance Period.”

2.	Welfare Benefits.

a.
Eligibility during the Severance Period for participation in the Company’s medical, dental, and vision group health plans that are provided to active employees from time to time following the termination date.  For the portion of the Severance Period that does not exceed one week for every year of Executive’s service with the Company (the “Health Plan Subsidy Period”), Executive must pay the same amount that is paid by active Executives from time to time for the same type and level of coverage, subject to certain other limits as set forth herein1.  The Health Plan Subsidy Period may not exceed 26 weeks.  The Company will increase or decrease the Executive’s portion of the Plan cost during the Severance Period at the same times and on the same terms that such changes apply to then current employees, and the Company need not continue to provide a benefit to Executive if it has terminated that benefit with respect to active employees.  For the portion of the Severance Period in excess of the Health Plan Subsidy Period, the Executive will be responsible for payment of one hundred percent of the cost of coverage to the Company on an after-tax basis.  If Executive participates in any such plans during the Severance Period, his/her rights under COBRA will commence at the end of the Severance Period.

b.
An amount equal to the bi-weekly Company subsidy for active employees for the level of medical, dental and vision coverage, if any, that was in effect for the Executive at the time of termination of employment shall be paid to Executive during the portion of the Severance Period in Paragraph 1 that exceeds the Health Plan Subsidy Period.  A “Tax Gross Up” will be added to this payment.  The Tax Gross Up will be based on assumed federal, state and local taxes of 32% and will not be based on actual tax rates.  This payment will change as the subsidy for such coverage level changes for active employees before the Short-Term Deferral Deadline, but will not change if the Executive’s level of coverage changes or is terminated.

c.
Any cash payment to be made to the Executive under this Paragraph 2 shall be made in equal bi-weekly installments, except that any amount not paid by the Short-Term Deferral Deadline shall be paid on or before the Short-Term Deferral Deadline.

II.           TERMINATION IN THE CONTEXT OF A CHANGE IN CONTROL

If an Executive is involuntarily terminated by the Company other than for Cause or if the Executive terminates employment for Good Reason either (1) within 18 months following a Change in Control or (2) prior to a Change in Control, if (i) the termination occurs after a public announcement by the Company of a potential Change in Control; (ii) the termination occurs no more than 60 days prior to consummation of the Change in Control; (iii) the Executive executes, within 30 days following the termination (or, in the case of a termination for Good Reason,

1 Notwithstanding anything herein to the contrary, in the event an Executive becomes eligible during the Severance Period defined in Paragraph 1 for participation in the Company’s medical, dental and vision group health plans in accordance with Paragraph 2(a) due to an involuntary termination that is not part of a reduction in force, Company reorganization or restructuring or change in the Company’s operating requirements, then the Executive, to the extent he or she is a “highly compensated individual” as defined for purposes Internal Revenue Code Section 105(h), will be responsible for payment of one hundred percent of the cost of coverage on an after-tax basis during the entire Severance Period (not just during the portion of the Severance Period that exceeds the Health Plan Subsidy Period) and the amount equal to the bi-weekly Company subsidy for active employees for the level of medical, dental and vision coverage, if any, that was in effect for the Executive at the time of termination of employment plus the Tax Gross Up shall be paid for the entire Severance Period (not just during the portion of the Severance Period in excess of the Health Plan Subsidy Period), subject to Paragraph 2(c).

within 30 days after expiration of the Company’s right to cure by reversing the act that resulted in Good Reason, as described in the definition of “Good Reason” in Section III below), a Separation Agreement; and (iv) the Change in Control is consummated, then the Executive will receive the following (in each case reduced or offset by any amounts or benefits previously received under Section I):

1.
Severance Pay.  A lump sum payment of an amount equal to the sum of the Executive’s Base Salary at the time of termination plus the average of the Executive’s annual incentive payout, excluding supplemental one-time bonuses and awards, for the three complete fiscal years prior to the Change in Control (the “Change in Control Severance Amount”) multiplied by the following applicable amount:

Chief Executive Officer (“CEO”) - Three times Change in Control Severance Amount

Executive Vice President (“EVP”) - Two times Change in Control Severance Amount

Senior Vice President (“SVP”) - One and one-half times Change in Control Severance Amount

The multiplier above expressed in years is referred to as the “Change in Control Severance Period.”  Such lump sum shall be paid within 14 days following the date the Executive becomes entitled thereto, but in no event later than the Short-Term Deferral Deadline.

2.
Equity Acceleration.  Any unvested restricted stock, stock appreciation rights, stock options or other grants of equity-related awards will be accelerated and fully vested.  The terms of this paragraph have been approved by the Compensation Committee of the Company’s Board of Directors and constitute an amendment of the award agreement related to any grant to which this provision may apply.  In addition, this paragraph shall be deemed to delete the following language in Section 13(a) “and Section 12.2 of the Plan shall not apply to this SAR or this Award Agreement,” and all of Section 13(c) of any Stock Appreciation Right Award Agreement with respect to the impact of a Section 12.2 Event (as defined in the Company’s 2000 Equity Incentive Plan (the “Equity Plan”)) and the provisions of the Equity Plan shall apply to any Section 12.2 Event.

3.	Welfare Benefits.

a.
Eligibility during the Change in Control Severance Period for participation in the Company’s medical, dental, and vision group health plans that are provided to active employees from time to time following the termination date.  For the portion of the Change in Control Severance Period that does not exceed one week for every year of Executive’s service with the Company (the “Health Plan Subsidy Period”), Executive must pay the same amount that is paid by active Executives from time to time for the same type and level of coverage, subject to certain other limits, as set forth herein2.  The Health Plan Subsidy Period may not exceed 26 weeks.  The Company will increase or decrease the Executive’s portion of the Plan cost during the Change in Control Severance Period at the same times and on the same terms that such changes apply to then current employees, and the Company need not continue to provide a benefit to Executive if it has terminated that benefit with respect to active employees; provided, however, that if the Company ceases providing a benefit with respect to active employees, or continues to provide that benefit to a number of employees that is less than 50 percent of the number of employees offered that benefit on the date that is 30 days prior to the date of the Change in Control, Executive shall be permitted to choose to continue coverage for that benefit under any plan the Executive chooses from among all plans covering any employees of any organization that would be aggregated with the Company (or any successor organization) under Sections 414(b) or (c) of the Internal Revenue Code, and to pay the same amount for such coverage as is paid under that plan by active employees.  For the portion of the Change in Control Severance Period in excess of the Health Plan Subsidy Period, the Executive will be responsible for payment of one hundred percent of the cost of coverage to the Company on an after-tax basis.  If Executive participates in any such plans during the Change in Control Severance Period, his/her rights under COBRA will commence at the end of the Change in Control Severance Period.

b.
An amount equal to the bi-weekly Company subsidy for active employees for the level of medical, dental and vision coverage, if any, that was in effect for the Executive at the time of termination of employment shall be paid to Executive during the portion of the Change in Control Severance Period that exceeds the Health Plan Subsidy Period.  A “Tax Gross Up” will be added to this payment.  The Tax Gross Up will be based on assumed federal, state and local taxes of 32% and will not be based on actual tax rates.  This payment will change as the subsidy for such coverage level changes for active employees before the Short-Term Deferral Deadline, but will not change if the Executive’s level of coverage changes or is terminated.

2 Notwithstanding anything herein to the contrary, in the event an Executive becomes eligible during the Change in Control Severance Period defined in Paragraph 1 for participation in the Company’s medical, dental and vision group health plans in accordance with Paragraph 3(a) due to an involuntary termination that is not part of a reduction in force, Company reorganization or restructuring or change in the Company’s operating requirements, then the Executive, to the extent he or she is a “highly compensated individual” as defined for purposes Internal Revenue Code Section 105(h), will be responsible for payment of one hundred percent of the cost of coverage on an after-tax basis during the entire Change in Control Severance Period (not just during the portion of the Change in Control Severance Period that exceeds the Health Plan Subsidy Period) and the amount equal to the bi-weekly Company subsidy for active employees for the level of medical, dental and vision coverage, if any, that was in effect for the Executive at the time of termination of employment plus the Tax Gross Up shall be paid for the entire Change in Control Severance Period (not just during the portion of the Change in Control Severance Period in excess of the Health Plan Subsidy Period), subject to Paragraph 3(c).

c.
Any cash payment to be made to the Executive under this Paragraph 3 shall be made in equal bi-weekly installments, except that any amount not paid by the Short-Term Deferral Deadline shall be paid on or before the Short-Term Deferral Deadline.

4.	Equity Value Payment.

a.
In the event that on the date of an Executive’s termination that causes the Executive to be eligible for benefits under this Plan, the Unvested Value of all of such Executive’s restricted stock, stock appreciation rights, stock options or other equity-based awards that had been granted to the Executive prior to the date of the Change in Control and was not vested as of the Change in Control, including Disposed Shares (as defined below), (collectively the “Existing Equity”) is less than the Unvested Value of such Existing Equity on the date of the Change in Control, the Executive shall receive a cash payment equal to the difference.  Such payment shall be made within 14 days following the date the Employee executes a Separation Agreement as provided herein.

b.
“Unvested Value” shall mean (i) for Existing Equity which is unvested restricted stock or similar awards, (A) if being measured at the time of the Change in Control, the Fair Market Value (as defined below) on the date of the Change in Control (determined as if the shares were fully vested and not subject to forfeiture), adjusted for the consideration to be received in the Change in Control in the same manner that the stock of AIPC stockholders generally is adjusted, if applicable (the “Adjusted Fair Market Value”), or, (B) if being measured on the date of the Executive’s termination, the Fair Market Value of the Existing Equity which is unvested restricted stock of the successor company in the Change in Control on the date of termination (determined as if the shares were fully vested and not subject to forfeiture); and (ii) for Existing Equity which is stock options, stock appreciation rights or similar awards, (A) if being measured at the time of the Change in Control, the difference between the exercise price of such award immediately following the Change in Control and the Adjusted Fair Market Value on the date of the Change in Control multiplied by the number of shares of stock for which such award could have been exercised immediately following the Change in Control if such Existing Equity had been fully vested and exercisable, or, (B) if being measured on the date of the Executive’s termination, the difference between the exercise price of such award upon termination and the Fair Market Value of the stock of the successor company in the Change in Control for which such award may be exercised on the termination date multiplied by the number of shares of the stock for which such award may be exercised.

Examples:  If (1) the Executive had 100 shares of unvested Company restricted stock on the date of the Change of Control, (2) the stockholders of the Company received 0.5 shares of the successor in the Change of Control for each share of Company common stock, and (3) the Fair Market Value of the Company stock as of the Change in Control was $20 and the Fair Market Value of the successor stock as of the Change in Control was $40, then the Unvested Value at the Change in Control would be $2,000 (100 shares x 0.5 x $40).  If the Fair Market Value of the successor stock on the termination date was $25, then the Unvested Value on the date of termination would be $1,250 (50 adjusted shares received x $25) and the Executive would receive a cash payment of $750 ($2,000 - 1,250 = $750).

If, (1) at the time of the Change in Control, the Executive had an unvested stock appreciation right with respect to 100 shares of Company stock and the exercise price was $10, (2) the stockholders of the Company received 0.5 shares of the successor in the Change in Control for each share of Company common stock, and (3) the Fair Market Value of the Company Stock at the time of the Change in Control was $20 and the Fair Market Value of the successor stock at the time of the Change in Control was $40, then the Unvested Value at the time of the Change in Control would be $1000 ($20 (FMV of Company stock) - $10 (exercise price) x 100 shares = $1,000 ÷ $20 (FMV of Company stock) = 50 (number of shares of Company stock that would have been received if the SAR was exercised) x 0.5 (Change in Control exchange ratio) = 25 adjusted shares x $40 (FMV of the successor equity) = $1,000).  If the Fair Market Value of the successor stock on the termination date was $25, then the Unvested Value on the termination date would be $250 ($25 (FMV of successor stock) - $20 (adjusted exercise price) x 50 (adjusted number of SARs) ÷ $25 (FMV of successor stock) = 10 shares of successor company (received when SAR is exercised) x $25 (FMV of successor stock) = $250 (value at time of termination)) and the Executive would receive a cash payment of $750 ($1,000 - 250 = $750).

c.
Fair Market Value shall mean (1) the closing sales price of the equity on any national securities exchange on which the equity is listed or on any over the counter market, or if no such price is reported on that date, the immediately preceding trading date, or (2) if there is no regular public trading market for the equity, the fair market value as determined by the Board of Directors of the relevant company, in good faith using standard methods of valuation.

d.
If, prior to receiving any payment pursuant to this paragraph, the Executive has sold any Existing Equity which is restricted stock which vested prior to a termination (and after the date of the Change in Control), or exercised Existing Equity which is a stock option or stock appreciation right which vested prior to a termination (and after the date of the Change in Control) and sold the shares received upon exercise or used shares as payment for taxes upon any such event (such shares sold or used to pay taxes shall be the “Disposed Shares”), the difference between the Fair Market Value of the Disposed Shares on the date of sale or payment of taxes and the Fair Market Value of the Disposed Shares on the date of the Change in Control, if that number is positive, times the number of Disposed Shares, shall be deducted from any payment owed pursuant to this paragraph 4.

For example, if the Executive sold 10 shares at $11 prior to termination, and the Fair Market Value on the date of the Change in Control was $8, $30 (11 - 8 x 10) would be deducted from any payment made pursuant to this paragraph 4. If the shares were sold at $7, there would be no deduction.

e.
If the Unvested Value on the termination date is greater than the Unvested Value on the date of the Change in Control, no payment under this paragraph will be made, and all Existing Equity will be reduced proportionately so that the Executive will be entitled to receive only that number of aggregate shares of restricted stock or stock upon an exercise of an option or stock appreciation right so that the Unvested Value as of the termination date, after such adjustment, is equal to the Unvested Value on the date of the Change in Control.  If this would result in a fractional share, such fractional share will be paid in cash. The Executive will be reimbursed for any taxes that have been paid on restricted stock vested since the date of the Change in Control which are forfeited pursuant to the above.  In no event shall any reduction be for more than the Existing Equity still owned or held by the Executive on the date of termination.

5.
Excise Tax  If any payment by the Company or the receipt of any benefit from the Company (whether or not pursuant to this Plan) is an "excess parachute payment" as such term is described in Section 280G of the Internal Revenue Code so as to result in the loss of a deduction to the Company under Internal Revenue Code Section 280G or in the imposition of an excise tax on the Executive under Internal Revenue Code Section 4999, or any successor sections thereto (an "Excess Parachute Payment"), then the Executive shall be paid either (i) the amounts and benefits due, or (ii) the amounts and benefits due under this Plan shall be reduced so that the amount of all payments and benefits due that are "parachute payments" within the meaning of Internal Revenue Code Section 280G (whether or not pursuant to this Plan) are equal to one-dollar ($1) less than the maximum amount allowed under the Internal Revenue Code that would avoid the existence of an "Excess Parachute Payment," whichever of the (i) or (ii) amount results in the greater after-tax payment to the Executive.

III.           DEFINITIONS.

Terminate for “Cause” means termination of Executive’s employment because, in the Company’s good faith belief, (i) Executive willfully and continually failed substantially to perform Executive’s duties (i.e. due to the Executive's failure to perform job functions at an appropriate level), (ii) Executive committed an act or acts that constituted a misdemeanor (other than a minor traffic violation) or a felony under the law of the United States (including any subdivision thereof) or any country to which Executive is assigned (including any subdivision thereof), including, but not limited to, Executive’s conviction for or plea of guilty or no contest (“nolo contendere”) to any such misdemeanor or felony, (iii) Executive committed an act or acts in material violation of the Company’s significant policies and/or practices applicable to employees at the level of Executive within the Company’s organization, (iv) Executive willfully acted, or willfully failed to act, in a manner that was injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (v) Executive acted in a manner that is unbecoming of Executive’s position with the Company, regardless of whether such action or inaction occurs in the course of the performance of Executive’s duties with the Company, or (vi) Executive was subject to any fine, censure, or sanction of any kind, permanent or temporary, issued by the Securities and Exchange Commission or the New York Stock Exchange or any other stock exchange.

A “Change in Control” shall be deemed to have occurred upon any of the following events; provided, however, that the Board of Directors shall at all times prior to the occurrence of any particular event described below have the authority to decide, in its sole discretion, that such event shall be deemed not to constitute a Change in Control for purposes hereof:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director after the Effective Date and whose appointment, election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, further, that in no event shall an individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, be deemed an Incumbent Director; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, (the “Surviving Entity”) in substantially the same proportions as their ownerships, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be (any Reorganization, Sale or Acquisition which satisfies such criterion shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

"Effective Date” shall mean October 30, 2009.

“Good Reason” shall mean any of the following acts by the Company, without the prior written consent of the Executive:  (i) a material reduction by the Company in the Executive’s base salary, annual cash incentive opportunity and annual long-term equity-based incentive opportunity, taken as a whole, provided that for purposes of determining whether there has been a material reduction: (a) a reduction applied generally to all exempt employees of the Company that occurs prior to a Change in Control shall not constitute "Good Reason", and (b) “annual cash incentive opportunity” and “annual long-term equity-based incentive opportunity” shall not include supplemental one-time bonuses and awards; (ii) (a) a material reduction in the Executive’s position, duties or responsibilities, (b) assignments to duties materially inconsistent with Executive’s position, or (c) a material adverse change in the Executive’s reporting relationships; (iii) the Company requiring the Executive, without his or her consent, to be based at any office or location more than 50 miles from the office at which the Executive was principally located immediately prior to a Change in Control; or (iv) the material breach by the Company of any employment agreement between the Executive and the Company.  Notwithstanding anything in this definition to the contrary, an act by the Company shall not constitute “Good Reason” unless the Executive gives written notice of the same to the Company within 30 days of such act, and the Company fails, within 30 days of such notice, to reverse such act.

“Short-Term Deferral Deadline” shall mean the fifteenth day of the third month following the later of (i) the last day of the Executive’s taxable year during which the termination occurred, or (ii) the last day of the Company’s fiscal year during which the termination occurred.

IV.           MITIGATION.

Benefits based on medical, dental or vision group health coverage as described in Section I, paragraph 2 and Section II, paragraph 3 shall cease with respect to the same type of coverage on the date the Executive is hired by another employer that offers the Executive such coverage (i.e., medical, dental or vision) and the Executive has reached the date he or she is entitled to have that coverage or a government sponsored plan of the same type become effective.  All payments and benefits under this Plan shall cease on the date Executive is rehired by the Company.

V.           CHANGE IN STATUS OF CEO, EVP, OR SVP.

Any reduction in, or loss of, title following the Effective Date shall be ignored for purposes of determining an Executive’s right to, and level of, benefits under this Plan.  For example, an individual who is an Executive Vice President on the Effective Date, and who later loses that title or has a reduction in title, shall continue to treated as an Executive Vice President for purposes of determining the Executive’s right to, and level of, benefits under the Plan, whether or not that loss or reduction in title constitutes Good Reason.

VI.           SUCCESSORS AND ASSIGNS.

This Plan shall be binding upon the Company and any successor to the Company, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization, or otherwise.  Any such successor shall thereafter be deemed to be the “Company” for purposes of this Plan, and the term “Company” shall also include American Italian Pasta Company to the extent advantageous to the Executives by providing them with the benefits intended under this Plan.  However, this Plan and the Company’s obligations under this Plan are not otherwise assignable, transferable, or delegable by the Company.  By written agreement, the Company shall require any successor to all or substantially all of the business or assets of the Company expressly to assume and agree to honor this Plan in the same manner and to the same extent the Company would be required to honor this Plan if no such succession had occurred.

VII.           MISCELLANEOUS.

Any Executive who becomes entitled to receive benefits under this Plan must provide to the Plan Administrator, upon the Plan Administrator’s written request, such information as the Plan Administrator may reasonably require to facilitate the payment of benefits to the Executive.

The terms of this Plan do not change the at-will nature of any Executive’s employment with the Company.

This Plan shall take effect upon the Effective Date and apply only to terminations effected after that date.  It is not intended that the application of this Plan shall modify or alter the tax deductibility of any payment or benefit paid or excluded hereunder.  Consistent with the Company’s compensation philosophy and practice, the Compensation Committee of the Board of Directors retains the right to amend or modify this Plan as needed. However, no amendment or modification hereof will reduce the benefits hereunder for persons who are Executives or are receiving benefits under this Plan on the date immediately prior to the date that any such amendment or modification of this Plan becomes effective, except that any amendment to this Plan may be adopted to the extent necessary to comply with applicable law or to avoid the application of Internal Revenue Code Section 409A(a)(1) to amounts or benefits provided hereunder.

This Plan shall apply only to persons (i) who are Senior Vice Presidents or above on the Effective Date, and (ii) who become Senior Vice Presidents or above after the Effective Date if the Committee determines that this Plan should apply to such person.

If a dispute arises concerning whether Executive is entitled to benefits under this Plan or as to the amount of Executive’s benefits, Executive must first file a claim for benefits in accordance with the following procedure.  A claim for Plan benefits must be in writing and addressed to the Plan Administrator, Severance Plan for Senior Vice Presidents of American Italian Pasta Company, at Briarcliff One, 400 North Mulberry Drive, Kansas City, Missouri 64116-1696, or any other address that may be designated from time to time.  Executive will receive a written notice from the Plan Administrator with respect to Executive’s claim within 90 days of the date the Plan Administrator received Executive’s initial claim.  If special circumstances require an extension of time, written notice will be given to Executive before the end of this 90-day period and will explain the reasons for the delay.  If Executive is not furnished notice regarding Executive’s claim within these time periods, Executive’s claim will be considered denied.

If the Plan Administrator denies Executive’s claim, in whole or in part, it will tell Executive why, refer Executive to the applicable provisions of the plan document or other relevant records or papers, and inform Executive when and where Executive may see them.  Executive will also be told if any additional material or information is needed to perfect Executive’s claim, what material or information is needed and why such material is needed.  In addition, Executive will be told how Executive can appeal for reconsideration of its decision.  Should Executive disagree with the determination, Executive will have 60 days to request a review in writing.  The Plan Administrator will reconsider the Executive’s claim and its resulting decision will be issued within 60 days after Executive’s request.  If more time is needed because of unusual circumstances, Executive will be notified.

In connection with or after a Change in Control, the Company shall pay to the Executive as incurred all legal and accounting fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Plan, unless the Executive’s claim is found by a court of competent jurisdiction to have been frivolous.  Any such reimbursements or payments that are taxable to the Executive shall be subject to the following restriction:  each reimbursement or payment must be paid no later than the last day of the calendar year following the calendar year during which the expense was incurred or tax was remitted, as the case may be.

Prior to a Change in Control, the Plan Administrator has the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final, conclusive and binding on all parties.  Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).  This authority shall not apply in connection with or after a Change in Control.

Benefits under the Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Employer.

The Employer pays the entire cost of the Plan out of its general assets.  Benefit payments provided herein are made on the authorization of the Compensation Committee of the Board of Directors of American Italian Pasta Company (the “CC”) as Plan Administrator or of a delegate appointed by the CC.

The payments and benefits under this Plan are intended not to be subject to Internal Revenue Code 409A and the regulations and other guidance with respect thereto (together "409A"), and this Plan shall be interpreted and administered to prevent 409A from applying to such payments and benefits.  However, it is understood that 409A is ambiguous in certain respects.  The CC, Board of Directors and Company will attempt in good faith to take any action necessary to avoid, and will attempt in good faith to refrain from taking any action that would result in, the imposition of tax, interest and/or penalties upon any Executive under 409A.  To the extent the CC, Board of Directors and Company have acted or refrained from acting in good faith as required by this Section, neither they, their employees, contractors and agents, each member of the Board of Directors nor any Plan fiduciary (the “Released Parties”) shall in any way be liable for, and by participating in this Plan, each Executive automatically releases the Released Parties from any liability due to, any failure to follow the requirements of 409A, and no Executive shall be entitled to any damages related to any such failure even though the Plan requires certain actions to be taken in conformance with 409A.

The following statement is required by federal law and regulations.  As a participant in the Plan described in this booklet, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA).  ERISA provides that all plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

Obtain a statement telling you whether you have a right, under the Plan to receive a benefit and, if so, what your benefit would be.  This statement must be requested in writing and is not required to be given more than once a year.  The Plan must provide the statement free of charge.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Associate benefit plan.  The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.  No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim, including the right to obtain copies of documents relating to the denial without charge, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within 30 days, you may file a suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA or you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

VIII.       SUMMARY PLAN INFORMATION.

The name of the severance plan is the American Italian Pasta Company Severance Plan for Senior Vice Presidents and above.

The Plan is considered a “welfare plan” under the Employee Retirement Income Security Act of 1974 (ERISA).  This Plan is effective May 2, 2006.

The Plan is sponsored by:                 American Italian Pasta Company, Inc.
Briarcliff One
400 North Mulberry Drive
Kansas City, MO 64116-1696

The Internal Revenue Service has assigned American Italian Pasta Company, Inc. the employer identification number 84-1032638.  The plan number assigned to the Plan is 507.

The Compensation Committee of the Board of Directors of American Italian Pasta Company, Inc. is the Plan Administrator for the Plan under ERISA and can be contacted at the address set forth above.  The Plan Administrator may delegate all or part of its duties and/or authority to any one or more persons or entities.

The Plan and its records are not kept on a plan-year basis.

Legal process can be served on American Italian Pasta Company, Inc. by directing such legal service to:

Chief Legal Officer
American Italian Pasta Company, Inc.
Briarcliff One
400 North Mulberry Drive
Kansas City, MO 64116-1696

EXHIBIT A

Title	Severance Period
Chief Executive Officer	104 Weeks
Executive Vice President	78 Weeks
Senior Vice President (if held position as of Effective Date)	78 Weeks
Senior Vice President	52 Weeks

APPENDIX A

Release and Waiver of Claims

AMERICAN ITALIAN PASTA COMPANY, INC.
AMENDED AND RESTATED SEVERANCE PLAN
FOR SENIOR VICE PRESIDENTS AND ABOVE

This Release and Waiver of Claims (the “Agreement”) is made and entered into between AMERICAN ITALIAN PASTA COMPANY, and its past, present and future parents, subsidiaries, divisions, affiliates, and related companies (collectively, the “Company”) and _______________________________ (“Executive”).

WHEREAS, the Executive is entitled to benefits under the American Italian Pasta Company, Inc. Amended and Restated Severance Plan for Senior Vice Presidents and Above (the “Plan”); and

WHEREAS, the Plan requires that Executive provide a release of claims in favor of the Company, confidentiality agreement, non-solicitation agreement, noncompetition agreement, non-disparagement agreement, and cooperation agreement, to be entitled to the payment of benefits under the Plan;

NOW, THEREFORE, in consideration of the above and the mutual promises contained herein, the adequacy of which consideration is hereby acknowledged, the Company and Executive agree as follows:

1.	The parties agree that Executive’s employment terminated effective _____________________________.

2.	The Company agrees to pay Executive all benefits set forth in the Plan, pursuant to its terms.

3.	The Company’s obligations to make any payments or provide any benefits pursuant to the Plan are expressly conditioned on Executive’s continued compliance with the provisions of this Agreement.

4.
In consideration for the benefits to be paid to Executive under the Plan, and to the maximum extent permitted by law and without exception, Executive hereby releases and waives any and all claims, demands, or causes of action (collectively “claims”) known or unknown, suspected or unsuspected, that, as of the Effective Date, Executive has or could have against the Company and/or any or all of its current and/or former parent corporations, current and/or former subsidiary corporations, current and/or former directors, current and/or former officers, current and/or former fiduciaries, current and/or former employees, current and/or former agents, current and/or former successors, current and/or former assigns, and/or other entities currently and/or formerly affiliated with or related to the Company (collectively hereinafter “the Company Affiliates”).  The claims released and waived under this Agreement include, but are not limited to, any and all claims Executive and/or anyone acting on Executive’s behalf hold or own or have at any time before the Effective Date held or owned against the Company and/or the Company Affiliates, including but not limited to, to the maximum extent permitted by law, claims under any federal and/or state Constitution; claims under any federal, state, and/or local common law, including claims sounding in tort and/or contract; claims under any federal, state, and/or local public policy; claims under the Executive Retirement Income Security Act; claims under the Family and Medical Leave Act; claims under the Equal Pay Act; claims for workers’ compensation retaliation and/or discrimination; claims under the Fair Labor Standards Act and/or any other federal, state, and/or local wage payment law; claims for discrimination (including harassment) and/or retaliation under any federal, state, and/or local law, including but not limited to the Missouri Human Rights Act, the Kansas Act Against Discrimination, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and/or any other federal, state, and/or local law, statute, ordinance, and/or regulation; claims under any and all other federal, state, and/or local laws, statutes, ordinances, regulations, and/or common law, including any Missouri or Kansas statutes, ordinances, regulations and/or common law; and claims under any practice and/or policy of the Company, including but not limited to any benefit plan of the Company and/or any of the Company Affiliates.  Notwithstanding anything in this Agreement to the contrary, Executive specifically does not, however, disclaim, release or waive any claim or right to any compensation or benefits contemplated under the Plan, nor any payments to which Executive is, or may become, entitled under any compensation or benefit plan, agreement or arrangement of the Company and/or any of the Company Affiliates with respect to which the time for receiving that compensation or benefit, or exercising rights with respect to that compensation or benefit, has not yet been reached on the date Executive signs this Agreement.

5.
Executive acknowledges Company has given Executive at least 21 days to consider this Agreement, although Executive may execute it at any time within those 21 days.  Executive further acknowledges Company has advised/hereby advises Executive to consult with independent legal counsel before signing this Agreement.  Executive further acknowledges Executive may revoke this Agreement within 7 calendar days after signing it by providing written notice of such revocation via hand-delivery to Executive Vice President and General Counsel, American Italian Pasta Company, 4100 North Mulberry Drive, Kansas City, Missouri, 64116.  This Agreement is effective and enforceable on the eighth (8th) calendar day following the date Executive signs it (“Effective Date”).

6.
Executive agrees that, for a period of eighteen (18) months after the termination of employment, Executive will not compete with the business of Company whether as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than 5% of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any business engaged in the manufacture, production, distribution, selling, and/or marketing of pasta products for human consumption in the United States or Canada.  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this paragraph to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this paragraph is an unenforceable restriction against Executive, the provisions of this paragraph shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable.

7.
Executive agrees that for a period of eighteen (18) months after termination of Executive’s employment, Executive (a) will not employ, hire, or respond to any employment-related inquiry from an employee of Company; (b) will not assist, either directly or indirectly, in the employment or hiring of an employee of Company; and/or (c) will not recruit, solicit, or induce, or attempt to recruit, solicit, or induce any employee of Company to terminate his/her employment with, or otherwise cease a relationship with, Company for any reason.

8.
Executive acknowledges that Executive has held positions of trust and confidence with the Company and that during the course of Executive’s employment Executive has been exposed to and worked with others in the employ of the Company sharing data, trade secrets, research and development information, technical processes and material which are proprietary in nature, confidential to the Company and not generally available to the public or its competitors and which, if divulged, would be potentially damaging to the Company's ability to compete in the marketplace.  Executive agrees to immediately provide the Company with access to (and the opportunity to transfer) any Company information stored outside the Company’s offices.  Executive agrees that Executive will immediately return to the Company any documents or other form of memorialization in Executive’s possession or under Executive’s control affecting such information, including, but not limited to, computer programs and software, and will further maintain such information in strict confidence and not disclose such information to any person except as required by law.  Notwithstanding the foregoing, Executive shall not be deemed to breach or violate this paragraph if Executive is subpoenaed and required to disclose information; provided, however, that if Executive is required to disclose information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against such claims, Executive shall: (a) notify the Company promptly before any such disclosure is made; (b) at the Company's request and expense, take all reasonably necessary steps to defend against such process or claims; and (c) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.

9.
Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of paragraphs 6, 7, and/or 8 of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Should the Company obtain legal or equitable relief in any form for Executive’s breach of paragraphs 6, 7, and/or 8 of this Agreement, Executive agrees to pay Company’s reasonable attorneys’ fees and expenses necessarily incurred to obtain the legal or equitable relief.

10.
Executive agrees not to disparage or otherwise speak negatively about the Company, its management, its staff members, its customers, and/or its vendors.  Notwithstanding the foregoing, Executive shall not be deemed to breach or violate this paragraph if Executive is subpoenaed and required to testify under oath about the Company; provided that Executive testifies truthfully and in good faith.

11.
The Company agrees not to disparage or otherwise speak negatively about Executive.  Notwithstanding the foregoing, the Company shall not be deemed to breach or violate this paragraph if the Company or its officers, employees, or directors are subpoenaed and required to testify under oath about Executive; provided that such testimony is truthful and in good faith.

12.
Executive agrees that upon reasonable request by the Company, Executive will participate in the investigation, prosecution, or defense of any matter involving the Company, any of the Company Affiliates, or any other matter that arose during Executive’s employment, provided the Company shall reimburse Executive for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Executive and not to influence Executive’s participation.

13.	Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liability or wrongdoing on its part.

14.
Executive acknowledges that Executive has read this Agreement; that Executive has had an opportunity and is specifically advised to review this Agreement with Executive’s attorney prior to its execution; that Executive understands all of the terms of this Agreement; and that Executive executes this Agreement voluntarily and with full knowledge of the significance and the consequences of this Agreement.

15.
Except to the extent governed by the Executive Retirement Income Security Act of 1974 (“ERISA”), this Agreement shall be construed in accordance with the laws of the State of Missouri, any and all actions regarding this Agreement shall be brought in the federal or state courts situated in that state (as applicable), and the parties hereto consent to the venue of, and the exercise of personal jurisdiction by, the federal/state courts situated in that state, notwithstanding any law or authority to the contrary.

16.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year written below.

Date:__________________________	__________________________
(EMPLOYEE)
State of __________________) ) ss. County of ________________)
Subscribed to before me this ___ day of __________________________________, 20__.

My Commission Expires:

___________________________         ___________________________

AMERICAN ITALIAN PASTA COMPANY

Date:__________________________	By:__________________________

State of __________________) ) ss. County of ________________)
Subscribed to before me this ___ day of __________________________________, 20__.

My Commission Expires:

___________________________         ___________________________